Schneider National, Inc. Reports Fourth Quarter 2018 Results
Broad and Diverse Portfolio of Services Delivers Record Operating Earnings

•	Operating revenues of $1.3 billion, an increase of 11% compared to fourth quarter 2017

•	Income from operations of $118.6 million, an increase of 27% compared to fourth quarter 2017

•	Diluted earnings per share of $0.48, compared to fourth quarter 2017 of $1.60

•	Adjusted diluted earnings per share of $0.49, compared to fourth quarter 2017 of $0.33

•	Full year 2019 diluted earnings per share guidance of $1.65 to $1.75

Green Bay, Wis. - (January 31, 2019) – Schneider National, Inc. (NYSE: SNDR, “Schneider” or the “Company”), a leading transportation and logistics services company, today announced results for the fourth quarter and year ended December 31, 2018.

“Exceptional performance by each segment of our portfolio of services delivered record fourth quarter and full-year operating earnings,” noted Chris Lofgren, Chief Executive Officer of Schneider. “Our focus on sustainable contract pricing in our Truckload segment, reallocation of capital expenditures to our Intermodal segment, and leverage of new Quest revenue management capabilities in our Logistics segment produced revenue growth and strong operating results. Our continued investment in, and rapid introduction of, new capabilities in our Quest technology platform have made the organization even more nimble to any changes in market dynamics."

Lofgren continued, “Entering 2019, I am encouraged by our momentum, the scale and margin performance of each business segment, our position in the marketplace, and the opportunities we see ahead.”

Results of Operations (unaudited)

The following table sets forth the Company’s results of operations for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share amounts)	2018	2017	2018	2017
Operating revenues	$1,321.6	$1,191.2	$4,977.0	$4,383.6
Revenues (excluding fuel surcharge)	1,184.6	1,081.7	4,454.2	3,997.3
Income from operations	118.6	93.7	375.8	280.3
Adjusted income from operations	120.6	99.9	383.6	281.7
Operating ratio	91.0%	92.1%	92.4%	93.6%
Adjusted operating ratio	89.8%	90.8%	91.4%	93.0%
Net income	$84.8	$283.9	$268.9	$389.9
Adjusted net income	86.8	58.1	275.2	161.2
Diluted earnings per share	0.48	1.60	1.52	2.28
Adjusted diluted earnings per share	0.49	0.33	1.55	0.94
Weighted average diluted shares outstanding	177.2	177.1	177.2	171.3

Results of Operations - Enterprise

Enterprise operating revenues for the fourth quarter of 2018 were $1,321.6 million, resulting in growth of $130.4 million, or 11%, compared to the same quarter in 2017. Revenues (excluding fuel surcharge) for the fourth quarter of 2018 were $1,184.6 million, resulting in growth of $102.9 million, or 10%, compared to the same quarter in 2017.

Enterprise income from operations for the fourth quarter of 2018 was $118.6 million, an increase of $24.9 million, or 27%, compared to the same quarter in 2017. Adjusted income from operations for the fourth quarter of 2018 was $120.6 million, an increase of $20.7 million, or 21%, compared to the same quarter in 2017. Intermodal and Logistics collectively accounted for 48% of enterprise adjusted income from operations in the fourth quarter of 2018 compared to 36% in the fourth quarter of 2017, and 46% for full year 2018 compared to 31% in 2017.

Net income for the fourth quarter of 2018 was $84.8 million, a decrease of $199.1 million, or 70%, compared to the same quarter in 2017. Diluted earnings per share for the fourth quarter of 2018 was $0.48 compared to $1.60 for the same quarter in 2017. The decrease in net income and diluted earnings per share compared to the fourth quarter of 2017 was due to a benefit from the tax reform act enacted in December 2017 that allowed for deferred taxes to be adjusted to the lowered federal income tax rate. The fourth quarter 2017 impact of the tax reform on net income was $229.5 million, $1.34 per share. Adjusted net income for the fourth quarter of 2018 was $86.8 million, an increase of $28.7 million, or 49%, compared to the same quarter in 2017. Adjusted diluted earnings per share for the fourth quarter of 2018 was $0.49 compared to $0.33 for the same quarter in 2017. The effective income tax rate was 27.2% in the fourth quarter of 2018, a slight increase from the third quarter of 2018 due to discrete federal and state tax items. The full year 2018 effective income tax rate was 26.2%.

Results of Operations – Reportable Segments

Truckload

•	Revenues (excluding fuel surcharge): $583.0 million; growth of 2% compared to fourth quarter 2017

•	Income from operations: $77.7 million; an increase of 23% compared to fourth quarter 2017

Truckload revenues (excluding fuel surcharge) grew 2% in the fourth quarter of 2018 compared to the same quarter in 2017. Truckload delivered revenue per truck per week of $3,985, an increase of $188, or 5%, compared to the same quarter in 2017, primarily due to increased contract pricing. Dedicated standard revenue per truck per week grew 9% compared to the same quarter in 2017. Truckload ended the year with approximately 11,500 trucks.

Truckload income from operations increased 23% in the fourth quarter of 2018 compared to the same quarter in 2017, primarily due to contract price improvement, partially offset by increased driver costs and First to Final Mile (FTFM) operating losses. Truckload operating ratio was 86.7% for the fourth quarter of 2018, compared to 88.9% for the same quarter in 2017. The FTFM operating loss of $9.4 million negatively impacted Truckload segment operating ratio by approximately 330 basis points in the fourth quarter of 2018. The Company is adjusting its FTFM execution model to improve financial performance which centers around reducing variability in the first and middle mile operations, converting more freight to intermodal, for-hire truck and third-party capacity, as well as refining its commercial focus.

Intermodal

•	Revenues (excluding fuel surcharge): $272.5 million; growth of 31% compared to fourth quarter 2017

•	Income from operations: $41.5 million; an increase of 87% compared to fourth quarter 2017

Intermodal revenues (excluding fuel surcharge) grew 31% in the fourth quarter of 2018 compared to the same quarter in 2017 due to 16% growth in orders and revenue per order of $2,265, an increase of $257, or 13%. Revenue per order improved due to strong price and freight mix, in addition to enhanced revenue management capabilities from the Company's Quest platform. The Company increased its containers and trucks by 24%, and 15%, respectively, compared to the same quarter in 2017, to support the growth in Intermodal orders.
Intermodal income from operations increased 87% in the fourth quarter of 2018 compared to the same quarter in 2017, due to price and volume growth, operational effectiveness, leveraging the Quest platform, and an improved cost position from the 2017 conversion to owned chassis. Intermodal operating ratio was 84.8% for the fourth quarter of 2018, an improvement of over 450 basis points compared to the same period in 2017, and a 90 basis point improvement sequentially from the third quarter of 2018. Intermodal’s operating ratio has sequentially improved seven consecutive quarters.

Logistics

•	Revenues (excluding fuel surcharge): $285.5 million; growth of 14% compared to fourth quarter 2017

•	Income from operations: $17.0 million; an increase of 27% compared to fourth quarter 2017

Logistics revenues (excluding fuel surcharge) grew 14% in the fourth quarter of 2018 compared to the same quarter in 2017, mainly due to brokerage volume growth of 18%. Brokerage was 78% of Logistics revenues (excluding fuel surcharge) for the fourth quarter of 2018, compared to 76% for the same quarter in 2017.

Logistics income from operations increased 27% in the fourth quarter of 2018 compared to the same quarter in 2017, primarily due to growth in brokerage volume and net revenue management. The Company's Quest platform enabled Logistics to quickly identify changes in demand, pricing, and capacity to effectively manage purchased transportation costs. Logistics operating ratio was 94.1% for the fourth quarter of 2018, approximately a 50 basis point improvement compared to the fourth quarter of 2017, and a 120 basis point improvement sequentially from the third quarter of 2018.

Business Outlook

“In 2019, we anticipate economic growth, a more balanced supply and demand market in the first half of the year, continued momentum in our Intermodal and Logistics segments, and improved Truckload operating ratio,” noted Mark Rourke, Chief Operating Officer. “Consistent with our themes, we will continue to enhance all touchpoints of our drivers' experiences, grow and position our portfolio to deliver the best returns, and advance our Quest platform. Our 2019 full year diluted earnings per share guidance is $1.65 - $1.75, and our net capital expenditures guidance is approximately $340 million.”

Non-GAAP Financial Measures

The Company has presented certain non-GAAP financial measures, including revenues (excluding fuel surcharge), adjusted income from operations, adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share. Management believes the use of non-GAAP measures assists investors in understanding the business, as further described below. The non-GAAP information provided is used by Company management and may not be comparable to similar measures disclosed by other companies. The non-GAAP measures used herein have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of results as reported under GAAP.

A reconciliation of net income per share to adjusted diluted earnings per share as projected for 2019 is not provided. Schneider does not forecast net income per share as the Company cannot, without unreasonable effort, estimate or predict with certainty various components of net income. The components of net income that cannot be predicted include expenses for items that do not relate to core operating performance, such as costs related to potential future acquisitions, as well as the related tax impact of these items. Further, in the future, other items with similar characteristics to those currently included in adjusted net income, that have a similar impact on the comparability of periods, and which are not known at this time, may exist and impact adjusted net income.

About Schneider National, Inc.

Schneider National is a leading transportation and logistics services company providing a broad portfolio of premier truckload, intermodal and logistics solutions and operating one of the largest for-hire trucking fleets in North America. The Company believes it has developed a differentiated business model that is difficult to replicate due to its scale, breadth of complementary service offerings, and proprietary technology platform. Its highly flexible and balanced business combines asset-based truckload services with asset-light intermodal and non-asset logistics offerings, enabling the Company to serve customers’ diverse transportation needs. Since its founding in 1935, the Company believes it has become an iconic and trusted brand within the transportation industry by adhering to a culture of safety “first and always” and upholding its responsibility to associates, customers, and the communities the Company serves.

Special Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements, within the meaning of the United States Private Securities Litigation Reform Act of 1995, which are intended to come within the safe harbor protection provided by such Act. These forward-looking statements reflect the Company's current expectations, beliefs, plans, or forecasts with respect to, among other things, future events and financial performance and trends in the business and industry. Forward-looking statements are often characterized by words or phrases such as “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “prospects,” “potential” and “forecast,” and other words, terms, and phrases of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks, and uncertainties. Readers are cautioned that a forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement.

Such risks and uncertainties include, among others, those discussed in Part I, Item 1A, “Risk Factors,” of the Company's Annual Report on Form 10-K filed on February 27, 2018, as such may be amended or supplemented in Part II, Item 1A, “Risk Factors,” of subsequently filed Quarterly Reports on Form 10-Q, as well as those discussed in the consolidated financial statements, related notes, and other information appearing elsewhere in the aforementioned reports and other filings with the SEC. In addition to any such risks, uncertainties, and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following:

•	Economic and business risks inherent in the truckload and transportation industry, including competitive pressures pertaining to pricing, capacity, and service;

•	The Company's ability to manage and implement effectively its growth and diversification strategies and cost saving initiatives;

•	The Company's dependence on its reputation and the Schneider brand and the potential for adverse publicity, damage to the Company reputation, and the loss of brand equity;

•	Risks related to demand for the Company's service offerings;

•	Risks associated with the loss of a significant customer or customers;

•	Capital investments that fail to match customer demand or for which the Company cannot obtain adequate funding;

•	Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments, and the Company's ability to recover fuel costs through its fuel surcharge programs;

•	The Company's ability to attract and retain qualified drivers, including owner-operators;

•	The Company's use of owner-operators to provide a portion of its truck fleet;

•	The Company's dependence on railroads in the operation of its intermodal business;

•	Service instability from third-party capacity providers used by the logistics brokerage business;

•	Changes in the outsourcing practices of third-party logistics customers;

•	Difficulty in obtaining material, equipment, goods, and services from vendors and suppliers;

•	The Company's ability to recruit, develop, and retain key associates;

•	Labor relations;

•	Variability in insurance and claims expenses and the risks of insuring claims through the Company's captive insurance company;

•
The impact of laws and regulations that apply to the business, including those that relate to the environment, taxes, employees, owner-operators, and the captive insurance company; changes to those laws and regulations; and the increased costs of compliance with existing or future federal, state, and local regulations;

•	Political, economic, and other risks from cross-border operations and operations in multiple countries;

•	Risks associated with financial, credit, and equity markets, including the Company's ability to service indebtedness and fund capital expenditures and strategic initiatives;

•	Negative seasonal patterns generally experienced in the trucking industry during traditionally slower shipping periods and winter months;

•	Risks associated with severe weather and similar events;

•	Significant systems disruptions, including those caused by cybersecurity events;

•	The potential that the Company will not successfully identify, negotiate, consummate, or integrate acquisitions;

•	Exposure to claims and lawsuits in the ordinary course of business; and

•	The Company's ability to adapt to new technologies and new participants in the truckload and transportation industry.

The Company does not intend, and undertakes no obligation, to update any of its forward-looking statements after the date of this release to reflect actual results or future events or circumstances. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Contact:
Schneider National, Inc.
Pat Costello, SVP, Financial Planning and Analysis / Investor Relations
920-592-SNDR
investor@schneider.com

Source: Schneider SNDR

SCHNEIDER NATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Operating revenues	$1,321.6	$1,191.2	$4,977.0	$4,383.6
Operating expenses:
Purchased transportation	534.1	446.6	1,965.9	1,605.3
Salaries, wages, and benefits	316.2	313.5	1,259.4	1,223.5
Fuel and fuel taxes	84.5	84.8	344.8	305.5
Depreciation and amortization	74.4	72.0	291.3	279.0
Operating supplies and expenses	127.1	124.7	491.3	493.9
Insurance and related expenses	32.8	26.0	102.2	90.3
Other general expenses	31.9	29.9	144.3	105.8
Goodwill impairment charge	2.0	—	2.0	—
Total operating expenses	1,203.0	1,097.5	4,601.2	4,103.3
Income from operations	118.6	93.7	375.8	280.3
Other expenses (income):
Interest expense—net	2.4	3.7	12.5	17.4
Other income—net	(0.3)	(0.2)	(1.3)	(0.5)
Total other expenses	2.1	3.5	11.2	16.9
Income before income taxes	116.5	90.2	364.6	263.4
Provision for (benefit from) income taxes	31.7	(193.7)	95.7	(126.5)
Net income	$84.8	$283.9	$268.9	$389.9

Weighted average common shares outstanding	177.0	176.9	177.0	171.1
Basic earnings per share	$0.48	$1.60	$1.52	$2.28
Weighted average diluted shares outstanding	177.2	177.1	177.2	171.3
Diluted earnings per share	$0.48	$1.60	$1.52	$2.28
Dividends per share of common stock	0.06	0.05	0.24	0.20

SCHNEIDER NATIONAL, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions, except share data)

	December 31, 2018	December 31, 2017
Assets
Current Assets:
Cash and cash equivalents	$378.7	$238.5
Marketable securities	51.3	41.6
Trade accounts receivable—net of allowance of $6.8 million and $5.2, million, respectively	593.1	527.9
Other receivables	31.8	22.4
Current portion of lease receivables—net of allowance of $0.5 million and $1.7 million, respectively	129.1	104.9
Inventories	60.8	83.1
Prepaid expenses and other current assets	79.5	75.6
Total current assets	1,324.3	1,094.0
Noncurrent Assets:
Property and equipment:
Transportation equipment	2,900.2	2,770.1
Land, buildings, and improvements	177.2	183.8
Other property and equipment	157.6	175.7
Total property and equipment	3,235.0	3,129.6
Accumulated depreciation	1,312.8	1,271.5
Net property and equipment	1,922.2	1,858.1
Lease receivables	133.2	138.9
Capitalized software and other noncurrent assets	82.6	74.7
Goodwill	162.2	164.8
Total noncurrent assets	2,300.2	2,236.5
Total Assets	$3,624.5	$3,330.5
Liabilities and Shareholders' Equity
Current Liabilities:
Trade accounts payable	$226.0	$230.4
Accrued salaries and wages	94.8	85.8
Claims accruals—current	58.3	48.3
Current maturities of debt and capital lease obligations	51.7	19.1
Dividends payable	10.6	8.8
Other current liabilities	81.2	69.6
Total current liabilities	522.6	462.0
Noncurrent Liabilities:
Long-term debt and capital lease obligations	359.6	420.6
Claims accruals—noncurrent	113.3	102.5
Deferred income taxes	450.6	386.6
Other	46.1	68.6
Total noncurrent liabilities	969.6	978.3
Commitments and Contingencies
Shareholders' Equity:
Class A common shares, no par value, 250,000,000 shares authorized, 83,029,500 shares issued and outstanding	—	—
Class B common shares, no par value, 750,000,000 shares authorized, 94,593,588 and 93,850,011 shares issued, and 93,969,268 and 93,850,011 shares outstanding, respectively	—	—
Additional paid-in capital	1,544.0	1,534.6
Retained earnings	589.3	355.6
Accumulated other comprehensive income	(1.0)	—
Total shareholders' equity	2,132.3	1,890.2
Total Liabilities and Shareholders' Equity	$3,624.5	$3,330.5

SCHNEIDER NATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Year Ended December 31,
	2018	2017
Operating Activities:
Net income	$268.9	$389.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	291.3	279.0
Gains on sales of property and equipment	(8.1)	(9.4)
Goodwill impairment charge	2.0	—
Deferred income taxes	62.2	(152.0)
WSL contingent consideration adjustment	—	(13.5)
Long-term incentive compensation expense	22.8	17.0
Other noncash items	(3.5)	(0.7)
Changes in operating assets and liabilities:
Receivables	(74.8)	(64.4)
Other assets	(9.0)	1.4
Payables	3.0	16.0
Other liabilities	11.7	(2.0)
Net cash provided by operating activities	566.5	461.3
Investing Activities:
Purchases of transportation equipment	(385.1)	(388.5)
Purchases of other property and equipment	(36.9)	(33.4)
Proceeds from sale of property and equipment	90.5	70.0
Proceeds from lease receipts and sale of off-lease inventory	94.6	61.0
Purchases of lease equipment	(90.5)	(110.1)
Sales of marketable securities	9.9	10.5
Purchases of marketable securities	(20.1)	—
Net cash used in investing activities	(337.6)	(390.5)
Financing Activities:
Payments under revolving credit agreements	—	(135.0)
Payments of debt and capital lease obligations	(28.7)	(123.7)
Payment of deferred consideration related to acquisition	(19.3)	(19.4)
Proceeds from IPO, net of issuance costs	—	340.6
Dividends paid	(40.7)	(25.5)
Redemptions of redeemable common shares	—	(0.1)
Net cash provided by (used in) financing activities	(88.7)	36.9
Net increase in cash and cash equivalents	140.2	107.7

Cash and Cash Equivalents:
Beginning of period	238.5	130.8
End of period	$378.7	$238.5
Additional Cash Flow Information:
Noncash investing and financing activity:
Equipment purchases in accounts payable	$2.1	$9.5
Dividends declared but not yet paid	10.6	8.8
Increase in redemption value of redeemable common shares	—	126.6
Ownership interest in Platform Science, Inc.	3.5	—
Cash paid (refunded) during the year for:
Interest	15.5	19.2
Income taxes—net of refunds	39.0	(4.2)

Schneider National, Inc.
Revenues and Income from Operations by Segment
(unaudited)

Revenues by Segment

(in millions)	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Truckload	$583.0	$570.6	$2,268.0	$2,187.4
Intermodal	272.5	208.6	953.5	779.9
Logistics	285.5	249.5	1,024.6	834.3
Other	73.5	78.9	322.0	293.6
Fuel surcharge	137.0	109.5	522.8	386.3
Inter-segment eliminations	(29.9)	(25.9)	(113.9)	(97.9)
Operating revenues	$1,321.6	$1,191.2	$4,977.0	$4,383.6

Income from Operations by Segment

(in millions)	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Truckload	$77.7	$63.4	$240.5	$196.2
Intermodal	41.5	22.2	130.2	52.3
Logistics	17.0	13.4	47.4	34.2
Other	(17.6)	(5.3)	(42.3)	(2.4)
Income from operations	$118.6	$93.7	$375.8	$280.3

Schneider National, Inc.
Key Performance Indicators by Segment
(unaudited)

Truckload	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Dedicated standard
Revenues (excluding fuel surcharge) (1)	$89.4	$75.1	$327.1	$291.8
Average trucks (2) (3)	1,801	1,667	1,678	1,645
Revenue per truck per week (4)	$3,926	$3,600	$3,819	$3,480
Dedicated specialty
Revenues (excluding fuel surcharge) (1)	$101.0	$112.9	$405.5	$424.4
Average trucks (2) (3)	2,108	2,452	2,239	2,285
Revenue per truck per week (4)	$3,792	$3,680	$3,546	$3,645
For-hire standard
Revenues (excluding fuel surcharge) (1)	$318.0	$309.3	$1,219.2	$1,162.8
Average trucks (2) (3)	6,139	6,335	6,105	6,340
Revenue per truck per week (4)	$4,097	$3,899	$3,911	$3,599
For-hire specialty
Revenues (excluding fuel surcharge) (1)	$74.6	$73.3	$316.2	$308.4
Average trucks (2) (3)	1,527	1,551	1,546	1,590
Revenue per truck per week (4)	$3,869	$3,772	$4,006	$3,807
Total Truckload
Revenues (excluding fuel surcharge) (1)	$583.0	$570.6	$2,268.0	$2,187.4
Average trucks (2) (3) *	11,575	12,005	11,568	11,860
Revenue per truck per week (4)	$3,985	$3,797	$3,840	$3,619
Average company trucks (3)	8,751	9,234	8,814	9,101
Average owner-operator trucks (3)	2,824	2,771	2,753	2,758
Trailers	37,464	37,637	37,464	37,637
Operating ratio (5)	86.7%	88.9%	89.4%	91.0%

(1)	Revenues (excluding fuel surcharge) in millions

(2)	Includes company trucks and owner-operator trucks

(3)	Calculated based on beginning and end of month counts and represents the average number of trucks available to haul freight over the specified time frame

(4)	Calculated excluding fuel surcharge, consistent with how revenue is reported internally for segment purposes, using weighted workdays

(5)	Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge)

*	Amounts may not sum due to rounding.

Intermodal	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Orders	120,316	103,854	449,330	408,928
Containers	21,790	17,535	21,790	17,535
Trucks (1)	1,474	1,283	1,474	1,283
Revenue per order (2)	$2,265	$2,008	$2,122	$1,907
Operating ratio (3)	84.8%	89.3%	86.4%	93.3%

(1)	Includes company trucks and owner-operator trucks at the end of the period

(2)	Calculated excluding fuel surcharge, consistent with how revenue is reported internally for segment purposes

(3)	Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge)

Logistics	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Operating ratio (1)	94.1%	94.6%	95.4%	95.9%

(1)	Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge)

Schneider National, Inc.
Reconciliation of Non - GAAP Financial Measures
(unaudited)
In this earnings release, the Company presents the following non-GAAP financial measures: (1) revenues (excluding fuel surcharge), (2) adjusted income from operations, (3) adjusted operating ratio, (4) adjusted net income, and (5) adjusted diluted earnings per share. The Company also provides below reconciliations of these measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. Management believes the use of each of these non-GAAP measures assists investors in understanding our business by (a) removing the impact of items from our operating results that, in our opinion, do not reflect our core operating performance, (b) providing investors with the same information our management uses internally to assess our core operating performance, and (c) presenting comparable financial results between periods. Adjustments to arrive at non-GAAP measures are made at the enterprise level, with the exception of fuel surcharge revenues, which are not included in segment revenues.

In the case of revenues (excluding fuel surcharge), the Company believes the measure is useful to investors because it isolates volume, price, and cost changes directly related to industry demand and the way the Company operates its business from the external factor of fluctuating fuel prices and the programs in place to manage fuel price fluctuations. Fuel-related costs and their impact on our industry are important to our results of operations, but they are often independent of other, more relevant factors affecting our results of operations and our industry.

Although the Company believes these non-GAAP measures are useful to investors, they have limitations as analytical tools and may not be comparable to similar measures disclosed by other companies. Non-GAAP measures in this release should not be considered in isolation or as substitutes for, or alternatives to, analysis of our results as reported under GAAP. The exclusion of unusual or non-recurring items or other adjustments reflected in the non-GAAP measures should not be construed as an inference that our future results will not be affected by unusual or non-recurring items or by other items similar to such adjustments. Our management compensates for these limitations by relying primarily on our GAAP results in addition to using the non-GAAP measures.

Revenues (excluding fuel surcharge)

(in millions)	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Operating revenues	$1,321.6	$1,191.2	$4,977.0	$4,383.6
Less: Fuel surcharge revenues	137.0	109.5	522.8	386.3
Revenues (excluding fuel surcharge)	$1,184.6	$1,081.7	$4,454.2	$3,997.3

Adjusted income from operations

(in millions)	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Income from operations	$118.6	$93.7	$375.8	$280.3
Litigation (1)	—	—	5.8	—
Duplicate chassis costs (2)	—	6.6	—	14.9
WSL contingent consideration adjustment (3)	—	(0.4)	—	(13.5)
Goodwill impairment (4)	2.0	—	2.0	—
Adjusted income from operations	$120.6	$99.9	$383.6	$281.7

(1)	Costs associated with the settlement of a lawsuit that challenged Washington State labor law compliance during 2018.

(2)
As of December 31, 2017, the Company completed its migration to an owned chassis model, which required the replacement of rental chassis with owned chassis. Accordingly, the Company adjusted its income from operations for rental costs related to idle chassis as rented units were replaced.

(3)	In 2017, the Company recorded a fair value adjustment to the contingent consideration related to the acquisition of Watkins and Shepard Trucking, Inc. and Lodeso, Inc. (WSL).

(4)	As a result of our annual goodwill impairment test in the fourth quarter of 2018, the Company recorded an impairment charge for its Asia reporting unit.

Adjusted operating ratio

(in millions)	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Total operating expenses	$1,203.0	$1,097.5	$4,601.2	$4,103.3
Divide by: Operating revenues	1,321.6	1,191.2	4,977.0	4,383.6
Operating ratio	91.0%	92.1%	92.4%	93.6%

Total operating expenses	$1,203.0	$1,097.5	$4,601.2	$4,103.3
Adjusted for:
Fuel surcharge revenues	(137.0)	(109.5)	(522.8)	(386.3)
Litigation	—	—	(5.8)	—
Duplicate chassis costs	—	(6.6)	—	(14.9)
WSL contingent consideration adjustment	—	0.4	—	13.5
Goodwill impairment	(2.0)	—	(2.0)	—
Adjusted total operating expenses	$1,064.0	$981.8	$4,070.6	$3,715.6

Operating revenues	$1,321.6	$1,191.2	$4,977.0	$4,383.6
Less: Fuel surcharge revenues	137.0	109.5	522.8	386.3
Revenues (excluding fuel surcharge)	$1,184.6	$1,081.7	$4,454.2	$3,997.3

Adjusted operating ratio	89.8%	90.8%	91.4%	93.0%

Adjusted net income

(in millions)	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income	$84.8	$283.9	$268.9	$389.9
Impact of Tax Cuts and Jobs Act (1)	—	(229.5)	—	(229.5)
Litigation	—	—	5.8	—
Duplicate chassis costs	—	6.6	—	14.9
WSL contingent consideration adjustment	—	(0.4)	—	(13.5)
Goodwill impairment	2.0	—	2.0	—
Income tax effect of non-GAAP adjustments(2)	—	(2.5)	(1.5)	(0.6)
Adjusted net income	$86.8	$58.1	$275.2	$161.2

(1)	This amount represents the effect on deferred tax assets and liabilities of the change in the federal income tax rate from 35% to 21% as a result of the Tax Cuts and Jobs Act enacted in December 2017.

(2)
Tax impacts are calculated using the applicable consolidated federal and state effective tax rate, modified to remove the impact of tax credits and adjustments (such as the impact of the Tax Cuts and Jobs Act in 2017) that are not applicable to the item in question. If the underlying item has a materially different tax treatment, the actual or estimated tax rate applicable to the adjustment is used. A tax rate of 0% was used for the 2018 goodwill impairment.

Adjusted diluted earnings per share

(in millions)	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Diluted earnings per share	$0.48	$1.60	$1.52	$2.28
Non-GAAP adjustments, tax effected	0.01	(1.27)	0.03	(1.34)
Adjusted diluted earnings per share	$0.49	$0.33	$1.55	$0.94